Exhibit 10.1

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“Amendment”) is entered into, and dated for reference purposes, as of May 2, 2014 (the “Execution Date”) by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Landlord”), and ACELRX PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), with reference to the following facts (“Recitals”):

A. Landlord and Tenant are the parties to that certain lease which is comprised of the following: that certain Lease, dated December 21, 2011, entered into by and between Tenant, as tenant, and Landlord, as landlord (the “Existing Lease”), for certain “Existing Premises” described therein containing approximately 13,787 rentable square feet and commonly known as a portion of the Building (located at 301 Galveston Drive, Redwood City, California), all as more particularly described in the Existing Lease.

B. Landlord and Tenant desire to provide for (i) the extension of the Term of the Existing Lease; (ii) the lease to Tenant of Expansion Space (defined below) for the extended term specified herein; and (iii) other amendments of the Existing Lease as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. SCOPE OF AMENDMENT; DEFINED TERMS. Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise; provided, however, that the term “Lease” as used herein and, from and after the Execution Date, in the Existing Lease shall refer to the Existing Lease as modified by this Amendment.

SECTION 2. EXTENSION OF TERM. Landlord and Tenant acknowledge and agree that, notwithstanding any provision of the Existing Lease to the contrary, the current Term pursuant to the Existing Lease will expire on May 8, 2016, and that the Term of the Lease is hereby extended for the period of twenty (20) months and twenty-two (22) days (the “Extended Term”) commencing on May 9, 2016 (the “Extension Commencement Date”) and expiring January 31, 2018 (hereafter, the “Expiration Date” in lieu of the date provided in the Existing Lease), unless sooner terminated pursuant to the terms of the Lease. Landlord and Tenant acknowledge and agree that this Amendment provides all rights and obligations of the parties with respect to extension of the current Term, whether or not in accordance with any other provisions, if any, of the Existing Lease regarding renewal or extension. The Option to Extend set forth in Section 3 of Rider 2 of the Existing Lease shall continue in full force and effect.

SECTION 3. MONTHLY BASE RENT FOR EXTENDED TERM. Notwithstanding any provision of the Existing Lease to the contrary, commencing on the Extension Commencement Date and continuing through the Expiration Date of the Extended Term, the amount of Monthly Base Rent payable by Tenant for the Existing Premises shall be as follows:

Period from/to	Monthly Base Rent
May 9, 2016 to May 8, 2017	$35,961.55
May 9, 2017 to January 31, 2018	$37,040.40

SECTION 4. TENANT’S SHARE. During the remainder of the current Term and the Extended Term, Tenant shall pay all Rent Adjustments payable under the Lease, including Tenant’s Share of Operating Expenses, for the Existing Premises. Notwithstanding any provisions of the Existing Lease to the contrary,

Tenant’s Share with respect to the Existing Premises shall continue to be as set forth in Section 1.01(16) of the Existing Lease and as follows: Tenant’s Building Share shall be 52.25%, Tenant’s Phase Share shall be 5.85% and Tenant’s Project Share shall be 2.56%.

SECTION 5. “AS IS” CONDITION. Notwithstanding any provision of the Existing Lease to the contrary, Tenant hereby leases for the Extended Term and accepts the Existing Premises in its “AS IS” condition existing on the Execution Date, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding the Existing Premises; and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation in the Existing Premises.

SECTION 6. INCREASE IN THE SECURITY. Notwithstanding any provision of the Existing Lease to the contrary, upon execution of this Amendment Tenant shall pay Landlord Fifty Thousand and 00/100 Dollars ($50,000.00) to be held by Landlord to increase the amount of the cash portion of the Security required in Section 1.01(14), Article Five and Section 2.3 of Rider 2 of the Existing Lease from the amount of Thirty Thousand and 00/100 Dollars ($30,000.00) to the amount of Eighty Thousand and 00/100 Dollars ($80,000.00), which greater amount is the cash portion of the Security hereafter required under the Lease. The parties’ rights and obligations with respect to the One Hundred Fifty and 00/100 Thousand Dollar ($150,000.00) Letter of Credit portion of the Security set forth in Section 1.01(14), Article Five and Section 2.3 of Rider 2 of the Existing Lease shall remain in full force and effect.

SECTION 7. DELETION. Notwithstanding any provisions of the Existing Lease to the contrary, the Existing Lease is hereby amended to delete the Offer Right set forth in Section 5 of Rider 2 of the Existing Lease.

SECTION 8. LEASE OF EXPANSION SPACE.

(a) Landlord hereby leases to Tenant and Tenant hereby hires from Landlord Expansion Space (defined below) upon and subject to all of the terms, covenants and conditions of the Existing Lease except as expressly provided herein. “Expansion Space” is the part of the Building as shown on Exhibit A to this Amendment. Landlord and Tenant hereby agree that (i) the Expansion Space is conclusively presumed to be 12,106 rentable square feet; and (ii) this Amendment provides all rights and obligations of the parties with respect to expansion of the Existing Premises, whether or not in accordance with any other expansion rights previously granted to Tenant; and upon execution hereof, any and all other rights to expand are null, void and of no force or effect.

(b) Construction; Commencement Date; Term; Rent; Other Provisions. Notwithstanding any provision of the Existing Lease to the contrary, the following provisions shall govern the Expansion Space:

(1) Condition; Construction. Except as set forth in the Workletter (as defined below) and except to the extent of any tenant improvement allowance described below: (i) Landlord shall deliver the Expansion Space to Tenant in its AS IS condition, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding the Expansion Space; and (ii) Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation.

(2) Allowance. Landlord shall provide Tenant with a tenant improvement allowance in accordance with Exhibit B to this Amendment (the “Workletter”).

(3) Commencement Date; Term. The Expansion Space Commencement Date shall mean August 1, 2014 (the “Expansion Space Commencement Date”) and, upon the Expansion Space Commencement Date, the Expansion Space becomes a part of the Premises, and Tenant’s obligation to pay rent with respect to the Expansion Space commences. The Term of the Lease of the Expansion Space (the “Expansion Space Term”) shall continue until the Expiration Date, i.e. January 31, 2018, unless sooner terminated pursuant to the terms of the Lease.

(c) Monthly Base Rent for Expansion Space Commencement Date. Notwithstanding any provision of the Existing Lease to the contrary, Monthly Base Rent for the Expansion Space is payable at the time and in the manner required for Monthly Base Rent in the Existing Lease, but the amounts are additional to rent payable under the Existing Lease, and the amount of Monthly Base Rent due and payable by Tenant for the Expansion Space on the Expansion Space Commencement Date and monthly thereafter for the Expansion Space Term shall be as follows:

Period from/to	Monthly
August 1, 2014 to July 31, 2015	$23,001.40
August 1, 2015 to July 31, 2016	$23,691.44
August 1, 2016 to July 31, 2017	$24,402.18
August 1, 2017 to January 31, 2018	$25,134.25

Tenant shall pay Landlord the initial installment of such Monthly Base Rent for the Expansion Space concurrently with execution of this Amendment.

(d) Tenant’s Share of Operating Expenses & Rent Adjustment Deposit. Notwithstanding any other provision of the Existing Lease to the contrary, Landlord and Tenant acknowledge and agree that commencing on and after the Expansion Space Commencement Date and continuing for the duration of the Expansion Space Term:

(1) with respect to the Expansion Space Tenant shall additionally pay Tenant’s Share of Operating Expenses for the Expansion Space at the time and in the manner required for such payments in the Existing Lease, except that for payments as to the Expansion Space only, Tenant’s Building Share shall be 46.75% based on 25,893 square feet of Rentable Area of the Building, Tenant’s Phase Share shall be 5.14% based on 235,620 square feet of Rentable Area of the Phase and Tenant’s Project Share shall be 2.25% based on 537,445 square feet of Rentable Area of the Project.

(2) Tenant shall correspondingly pay Rent Adjustment Deposits for the Expansion Space at the same time and in the same manner as Tenant is required to pay Rent Adjustment Deposits with respect to the Existing Premises.

SECTION 9. LIMITATION OF LANDLORD’S LIABILITY. Notwithstanding any provision of the Existing Lease to the contrary (including, without limitation, Section 27.08 of the Existing Lease), Tenant agrees, on its behalf and on behalf of its successors and assigns, that any liability or obligation of Landlord in connection with this Lease shall only be enforced against Landlord’s equity interests in the Project up to a maximum of Two Million Dollars ($2,000,000.00) and in no event against any other assets of the Landlord, or Landlord’s officers or directors or partners, and that any liability of Landlord with respect to this Lease shall be so limited and Tenant shall not be entitled to any judgment in excess of such amount.

SECTION 10. TIME OF ESSENCE. Without limiting the generality of any other provision of the Existing Lease, time is of the essence to each and every term and condition of this Amendment.

SECTION 11. BROKERS. Notwithstanding any other provision of the Existing Lease to the contrary, Tenant represents that in connection with this Amendment it is represented by Jones Lang LaSalle (“Tenant’s Broker”) and, except for Tenant’s Broker and Landlord’s Broker identified below, Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment. Tenant hereby indemnifies and agrees to protect, defend and hold Landlord and Cornish & Carey Commercial Newmark Knight Frank (“Landlord’s Broker”) harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorneys’ fees and expenses) by virtue of any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of, or dealings or discussions with, Tenant with respect to the subject matter of this Amendment, except for Landlord’s Broker. Tenant is not obligated to pay or fund any amount to Landlord’s Broker, and Landlord hereby agrees to pay such commission, if any, to which Landlord’s Broker is entitled in connection with the subject matter of this Amendment pursuant to Landlord’s separate written agreement with Landlord’s Broker. The provisions of this Section shall survive the expiration or earlier termination of the Lease.

SECTION 12. ATTORNEYS’ FEES. Each party to this Amendment shall bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. In the event that either party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease, the parties acknowledge and agree that the provisions of Section 11.03 of the Existing Lease shall apply.

SECTION 13. EFFECT OF HEADINGS; RECITALS: EXHIBITS. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

SECTION 14. ENTIRE AGREEMENT; AMENDMENT. This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

SECTION 15. OFAC. Landlord advises Tenant hereby that the purpose of this Section is to provide to the Landlord information and assurances to enable Landlord to comply with the law relating to OFAC.

Tenant hereby represents, warrants and covenants to Landlord, either that (i) Tenant is regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Entity”) or (ii) neither Tenant nor any person or entity that directly or indirectly (a) controls Tenant or (b) has an ownership interest in Tenant of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons (“OFAC List”) published by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

If, in connection with the Lease, there is one or more Guarantors of Tenant’s obligations under the Lease, then Tenant further represents, warrants and covenants either that (i) any such Guarantor is a Regulated Entity or (ii) neither Guarantor nor any person or entity that directly or indirectly (a) controls such Guarantor or (b) has an ownership interest in such Guarantor of twenty-five percent (25%) or more, appears on the OFAC List.

Tenant covenants that during the term of the Lease to provide to Landlord information reasonably requested by Landlord including without limitation, organizational structural charts and organizational documents which Landlord may deem to be necessary (“Tenant OFAC Information”) in order for Landlord to confirm Tenant’s continuing compliance with the provisions of this Section. Tenant represents and warrants that the Tenant OFAC Information it has provided or to be provided to Landlord or Landlord’s Broker in connection with the execution of this Amendment is true and complete.

SECTION 16. RATIFICATION. Tenant represents to Landlord that: (a) the Existing Lease is in full force and effect and has not been modified except as provided by this Amendment; (b) as of the Execution Date, there are no uncured defaults or unfulfilled obligations on the part of Landlord or Tenant; and (c) Tenant is currently in possession of the entire Premises as of the Execution Date, and neither the Premises, nor any part thereof, is occupied by any subtenant or other party other than Tenant.

SECTION 17. AUTHORITY. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of Tenant’s authority.

SECTION 18. DISCLOSURE REGARDING CERTIFIED ACCESS SPECIALIST. Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Existing Premises and the Expansion Space have not undergone inspection by a “Certified Access Specialist” to determine whether the Existing Premises and the Expansion Space meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.

SECTION 19. ENERGY UTILITY USAGE. If Tenant is billed directly by a public utility with respect to Tenant’s energy usage at the Existing Premises and the Expansion Space, then, upon request, Tenant shall provide monthly energy utility usage for the Existing Premises and the Expansion Space to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s energy usage with respect to the Existing Premises and the Expansion Space directly from the applicable utility company.

SECTION 20. COUNTERPARTS. This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT:	ACELRX PHARMACEUTICALS, INC., a Delaware corporation

	By:	/s/ Richard King
	Print Name:	Richard King
	Title:	President & CEO
(Chairman of Board, President or Vice President)

	By:	/s/ Timothy E. Morris
	Print Name:	Timothy E. Morris
	Title:	CFO
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

LANDLORD:	METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

	By:	/s/ Leland Low
	Print Name:	Leland Low
	Title:	Director

EXHIBIT A

EXPANSION SPACE

A-1

EXHIBIT B

WORKLETTER AGREEMENT

(TENANT BUILD)

1.	“AS IS” Condition; Delivery.

Except to the extent expressly provided in this Workletter, Landlord shall deliver the Expansion Space broom clean in its current “as built” configuration with existing build-out of the tenant space, with the Expansion Space and the Building (including the “Base Building”, as defined below) in their AS IS condition, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them; and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation. This WorkLetter, including, without limitation, Section 2 hereof, governs the parties’ obligations with respect to the Tenant Improvements to be performed in the Expansion Space (it being agreed that the terms of Section 7.01(b) of the Original Lease apply with regard to any improvements or alterations performed in the Existing Premises, if any).

2.	Landlord Work.

There shall be no Landlord Work, except as provided in this Section 2. Notwithstanding anything in Section 7.01(b) of the Original Lease to the contrary, Landlord, at its sole cost and expense (and subject to inclusion in Operating Expenses to the extent permitted by Article 4 of the Original Lease), shall be responsible for correcting any violations of Laws (including Title III of the ADA), as interpreted and enforced to apply to the exterior Common Areas of the Building as of the date Landlord delivers possession of the Expansion Space to Tenant (the “Delivery Date”), to the extent such violations of Laws are existing as of the Delivery Date in the exterior Common Areas of the Building (with any such corrections referred to herein as the “Required Upgrades”). Landlord shall have the right to contest any alleged Required Upgrades in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law; provided that Landlord shall diligently prosecute any such contest and appeal. Landlord, after the exhaustion of any and all rights to appeal or contest, will make or pay for (as applicable) all Required Upgrades required in accordance with this Section. In the event that Tenant becomes aware of Required Upgrades, Tenant shall give prompt, written, reasonably detailed notice thereof to Landlord (“Upgrade Notice”). Following Landlord’s receipt of Tenant’s Upgrade Notice, Landlord shall use commercially reasonable and diligent efforts, subject to Landlord’s right to dispute or appeal, in good faith, the Required Upgrades as set forth above, to complete the Required Upgrades as soon as practicable following the date of receipt of Tenant’s Upgrade Notice. Landlord and Tenant agree to reasonably cooperate with each other in order to enable the Required Upgrades to be performed in a timely manner and with as little inconvenience to the construction of the Tenant Improvements as is reasonably possible, and Tenant agrees to use commercially reasonable efforts to continue its planning and construction of the Tenant Improvements during the period of such Required Upgrades to the extent practicable and permitted by Law. Provided that Landlord is proceeding with diligence to complete the Required Upgrades in accordance with the foregoing provisions, Landlord shall not be subject to any liability for any delays in completion of the Required Upgrades, nor shall Landlord be in default hereunder, nor shall such delay entitle Tenant to any credit or abatement of rent, but Landlord shall continue to proceed with diligence to complete the Required Upgrades as soon as practicable. For the avoidance of doubt, Landlord’s obligation to pay for the Required Upgrades as set forth above shall include (but not be limited to) the obligation to pay for the following: any required changes to the parking lot slope and the performance of any upgrades required to the sidewalk or ramp located outside the single door point of egress marked with a “*LR” (Landlord’s Responsibility) on the plan attached hereto as Exhibit B-1.

3.	Tenant’s Plans.

3.1. Description. At its expense, Tenant shall employ:

(i) one or more architects reasonably satisfactory to Landlord and licensed by the State of California (“Tenant’s Architect”) to prepare architectural drawings and specifications for all layout and Expansion Space improvements not included in, or requiring any change or addition to, the AS IS condition or Landlord Work (if any);

(ii) one or more engineers reasonably satisfactory to Landlord and licensed by the State of California (“Tenant’s Engineers”) to prepare mechanical and electrical working drawings and specifications for all Expansion Space improvements not included in, or requiring any change or addition to, the AS IS condition or Landlord Work (if any);

(iii) the structural engineer designated by Landlord and licensed by the State of California to prepare structural working drawings and specifications for all Expansion Space improvements not included in, or requiring any change or addition to the AS IS condition or Landlord Work (if any); and

(iv) the fire and life-safety engineer designated by Landlord and licensed by the State to prepare structural working drawings and specifications for all Expansion Space improvements not included in, or requiring any change or addition to the AS IS condition or Landlord Work (if any).

All such drawings and specifications are referred to herein as “Tenant’s Plans”. A draft of Tenant’s Plans are attached hereto as Exhibit B-1. Tenant’s Plans shall be in form and detail sufficient to secure all applicable governmental approvals. Tenant’s Architect shall be responsible for coordination of all engineering work for Tenant’s Plans and shall coordinate with any consultants of Tenant (the use of which is subject to Landlord’s consent), and Landlord’s space planner or architect to assure the consistency of Tenant’s Plans with the Base Building and Landlord Work (if any).

Tenant shall pay Landlord, within ten (10) days of receipt of each invoice from Landlord, the cost incurred by Landlord for Landlord’s architects and engineers to review Tenant’s Plans for consistency of same with the Base Building and Landlord Work (if any); provided, however, there shall be no review cost for Tenant’s Plans with respect to the mechanical and electrical working drawings if Tenant employs Landlord’s Mechanical Engineer and Landlord’s Electrical Engineer for such services. Tenant’s Plans shall also include the following:

(a) Final Space Plan: The “Final Space Plan” for the Expansion Space shall include a full and accurate description of room titles, floor loads, alterations to the Base Building or Landlord Work (if any) or requiring any change or addition to the AS IS condition, and the dimensions and location of all partitions, doors, aisles, plumbing (and furniture and equipment to the extent same affect floor loading). The Final Space Plan shall (i) be compatible with the design, construction, systems and equipment of the Base Building and Landlord Work, if any; (ii) specify only materials, equipment and installations which are new and of a grade and quality no less than existing components of the Building where they were originally installed (collectively, (i) and (ii) may be referred to as “Building Standards”), (iii) comply with Laws, (iv) be capable of logical measurement and construction, and (v) contain all such information as may be required for the preparation of the Mechanical and Electrical Working Drawings and Specifications (including, without limitation, a capacity and usage report, from Landlord’s engineers pursuant to Section 3.1(b). below, for all mechanical and electrical systems in the Expansion Space). Following approval by Landlord, the Final Space Plan shall be reviewed and approved by the City Building and Fire Departments, and shall be placed on file with the Building Department, registered with a preliminary plan check number.

(b) Mechanical and Electrical Working Drawings and Specifications: Tenant shall employ engineers approved by Landlord to prepare Mechanical and Electrical Working Drawings and Specifications showing complete plans for electrical, fire and life-safety, automation, plumbing, water, and air cooling, ventilating, heating and temperature control and shall employ Landlord’s Mechanical Engineer and Landlord’s Electrical Engineer to prepare a capacity and usage report (“Capacity Report”) for all mechanical and electrical systems in the Expansion Space.

(c) Issued for Construction Documents: The “Issued for Construction Documents” shall consist of all drawings (1/8” scale) and specifications necessary to construct all Expansion Space improvements including, without limitation, architectural and structural working drawings and specifications and Mechanical and Electrical Working Drawings and Specifications and all applicable governmental authorities plan check corrections.

3.2. Approval by Landlord. Tenant’s Plans and any revisions thereof shall be subject to Landlord’s approval, which approval or disapproval:

(i) shall not be unreasonably withheld, provided however, that Landlord may disapprove Tenant’s Plans in its sole and absolute discretion if they (a) adversely affect the structural integrity of the Building, (b) adversely affect any of the Building Systems (as defined below), the Common Areas or any other tenant space (whether or not currently occupied), (c) fail to fully comply with Laws, (d) affect the exterior appearance of the Building, or (e) provide for improvements which do not meet or exceed the Building Standards, or (f) involve any installation on the roof, or otherwise affect the roof, roof membrane or any warranties regarding either. Building Systems collectively shall mean the structural, electrical, mechanical (including, without limitation, heating, ventilating and air conditioning), plumbing, fire and life-safety (including, without limitation, fire protection system and any fire alarm), communication, utility, gas (if any), security (if any), and elevator (if any) systems in the Building.

(ii) shall not be delayed beyond ten (10) business days with respect to initial submissions and major change orders (those which impact Building Systems or any other item listed in subpart (i) of Section 3.2 above) and beyond five (5) business days with respect to required revisions and any other change orders.

If Landlord disapproves of any of Tenant’s Plans, Landlord shall advise Tenant of what Landlord disapproves in reasonable detail. After being so advised by Landlord, Tenant shall submit a redesign, incorporating the revisions required by Landlord, for Landlord’s approval. The approval procedure shall be repeated as necessary until Tenant’s Plans are ultimately approved. Approval by Landlord shall not be deemed to be a representation or warranty by Landlord with respect to the safety, adequacy, correctness, efficiency or compliance with Laws of Tenant’s Plans. Tenant shall be fully and solely responsible for the safety, adequacy, correctness and efficiency of Tenant’s Plans and for the compliance of Tenant’s Plans with any and all Laws.

3.3. Landlord Cooperation. Landlord shall cooperate with Tenant and make good faith efforts to coordinate Landlord’s construction review procedures to expedite the planning, commencement, progress and completion of Tenant Work (defined below). Landlord shall complete its review of each stage of Tenant’s Plans and any revisions thereof and communicate the results of such review within the time periods set forth in Section 3.2 above.

3.4. City Requirements. Any changes in Tenant’s Plans which are made in response to requirements of the applicable governmental authorities and/or changes which affect the Base Building shall be immediately submitted to Landlord for Landlord’s review and approval.

3.5. “As-Built” Drawings and Specifications. A CADD-DXF diskette file and a set of mylar reproducibles of all “as-built” drawings and specifications of the Expansion Space (reflecting all field changes and including, without limitation, architectural, structural, mechanical and electrical drawings and specifications) prepared by Tenant’s Architect and Engineers or by Contractors (defined below) shall be delivered by Tenant at Tenant’s expense to the Landlord within thirty (30) days after completion of the Tenant Work. If Landlord has not received such drawings and diskette(s) within thirty (30) days, Landlord may give Tenant written notice of such failure. If Tenant does not produce the drawings and diskette(s) within ten (10) days after Landlord’s written notice, Landlord may, at Tenant’s sole cost which may be deducted from the Allowance, produce the drawings and diskette(s) using Landlord’s personnel, managers, and outside consultants and contractors. Landlord shall receive an hourly rate reasonable for such production.

3.6. Lender’s Certificate. Tenant shall cause Tenant’s Architect to provide to Landlord’s lender(s), within ten (10) days after request of Landlord, a certificate, in form and substance satisfactory to such lender(s), certifying that, as of the date of the certificate, Tenant Work and its use fully comply with all Laws in effect at the time Tenant took occupancy.

4.	Tenant Work.

4.1. Tenant Work Defined. All tenant improvement work required by the Issued for Construction Documents (including, without limitation, any approved changes, additions or alterations pursuant to Section 7 below) is referred to in this Workletter as “Tenant Work” (and all improvements so required and resulting therefrom may sometimes in the Lease, or otherwise, be referred to as “Tenant Improvements”).

4.2. Tenant to Construct. Tenant shall construct all Tenant Work pursuant to this Workletter, and except to the extent modified by or inconsistent with express provisions of this Workletter, pursuant with the provisions of the terms and conditions of Article Nine of the Lease, governing Tenant Alterations (except to the extent modified by this Workletter) and all such Tenant Work shall be considered “Tenant Alterations” for purposes of the Lease.

4.3. Construction Contract. All contracts and subcontracts for Tenant Work shall include any terms and conditions required by Landlord.

4.4. Contractor. Tenant shall select one or more contractors (“Contractor”) and one or more subcontractors (“Subcontractors”) to perform the Tenant Work, subject to Landlord’s prior written approval, which shall not be unreasonably withheld.

4.5. Division of Landlord Work and Tenant Work. Tenant Work is defined in Section 4.1. above and Landlord Work, if any, is defined in Section 2.

5.	Tenant’s Expense; Allowance.

Tenant shall pay for all Tenant Work, including, without limitation, the costs of design thereof, whether or not all such costs are included in the “Permanent Improvement Costs” (defined below). Subject to the terms and conditions of this Workletter, Tenant shall apply the “Allowance” (defined below) to payment of the Permanent Improvement Costs. The term “Permanent Improvement Costs” shall mean the actual and reasonable costs of construction of that Tenant Work which constitutes permanent improvements to the Expansion Space, actual and reasonable costs of design thereof, costs incurred by Landlord for Landlord’s architects and engineers pursuant to Section 3.1, and Landlord’s construction administration fee (defined in Section 8.12 below), and shall exclude costs of “Tenant’s FF& E” (defined below). For purposes of this Workletter, “Tenant’s FF& E” shall mean furniture, furnishings, telephone systems, computer systems, equipment, any other personal property or fixtures, and installation thereof. Landlord shall provide Tenant a tenant improvement allowance (“Allowance”) in the amount of Twenty and 00/100 Dollars ($20.00) per square foot of the Rentable Area of the Expansion Space. The Allowance shall be used solely to reimburse Tenant for the Permanent Improvement Costs. If Tenant does not utilize one hundred percent (100%) of the Allowance for Permanent Improvement Costs and submit full and complete application(s) for disbursement thereof pursuant to Section 6 below on or before December 31, 2014, Tenant shall have no right to the unused portion of the Allowance.

6.	Application and Disbursement of the Allowance.

6.1. Tenant shall prepare a budget for all Tenant Work, including the Permanent Improvement Costs and all other costs of the Tenant Work (“Budget”), which Budget shall be subject to the reasonable approval of Landlord. Such Budget shall be supported by a guaranteed maximum price construction contract and such other documentation as Landlord may require to evidence the total costs. Further, prior to any disbursement of the Allowance by Landlord, Tenant shall pay and disburse its own funds for all that portion of the Permanent Improvement Costs equal to the sum of (i) the Permanent Improvement Costs in excess of the Allowance; plus (ii) the amount of “Landlord’s Retention” (defined below). “Landlord’s Retention” shall mean an amount equal to fifteen percent (15%) of the Allowance, which Landlord shall retain out of the Allowance and shall not be obligated to disburse unless and until after Tenant has completed the Tenant Work and complied with Section 6.4 below. No disbursement of the Allowance shall be made unless Tenant has provided Landlord with (a) bills and invoices covering all labor and material expended and used, (b) an affidavit from Tenant stating that all of such bills and invoices have either been paid in full by Tenant or are due and owing, and all such costs qualify as Permanent Improvement Costs, (c) contractors affidavit covering all labor and materials expended and used, (d) Tenant, contractors and architectural completion affidavits (as applicable), and (e) valid mechanics’ lien releases and waivers pertaining to any completed portion of the Tenant Work which shall be conditional or unconditional, as applicable, all as provided pursuant to Section 6.2 and 6.4 below.

6.2. Upon Tenant’s full compliance with the provisions of Section 6, and if Landlord determines that there are no applicable or claimed stop notices (or any other statutory or equitable liens of anyone performing any of Tenant Work or providing materials for Tenant Work) or actions thereon, Landlord shall disburse the applicable portion of the Allowance as follows:

(a) In the event of conditional releases, to the respective contractor, subcontractor, vendor, or other person who has provided labor and/or services in connection with the Tenant Work, upon the following terms and conditions: (i) such costs are included in the Budget, are Permanent Improvement Costs, are covered by the Allowance, and Tenant has completed and delivered to Landlord a written request for payment, in form reasonably approved by Landlord, setting forth the exact name of the contractor, subcontractor or vendor to whom payment is to be made and the date and amount of the bill or invoice, (ii) the request for payment is accompanied by the documentation set forth in Section 6.1; and (iii) Landlord, or Landlord’s appointed agent, has inspected and approved the work for which Tenant seeks payment; or

(b) In the event of unconditional releases, directly to Tenant upon the following terms and conditions: (i) Tenant seeks reimbursement for costs of Tenant Work which have been paid by Tenant, are included in the Budget, are Permanent Improvement Costs, and are covered by the Allowance; (ii) Tenant has completed and delivered to Landlord a request for payment, in form reasonably approved by Landlord, setting forth the name of the contractor, subcontractor or vendor paid and the date of payment, (iii) the request for payment is accompanied by the documentation set forth in Section 6.1.; and (iv) Landlord, or Landlord’s appointed agent, has inspected and approved the work for which Tenant seeks reimbursement.

6.3. Tenant shall provide Landlord with the aforementioned documents by the 15th of the month and payment shall be made by the 30th day of the month following the month in which such documentation is provided.

6.4. Prior to Landlord disbursing the Landlord’s Retention to Tenant, Tenant shall submit to Landlord the following items within thirty (30) days after completion of the Tenant Work: (i) “As Built” drawings and specifications pursuant to Section 3.5 above, (ii) all unconditional lien releases from all general contractor(s) and subcontractor(s) performing work, (iii) a “Certificate of Completion” prepared by Tenant’s Architect, and (iv) a final budget with supporting documentation detailing all costs associated with the Permanent Improvement Costs.

7.	Changes, Additions or Alterations.

If Tenant desires to make any non-de minimis change, addition or alteration or desires to make any change, addition or alteration to any of the Building Systems after approval of the Issued for Construction Documents, Tenant shall prepare and submit to Landlord plans and specifications with respect to such change, addition or alteration. Any such change, addition or alteration shall be subject to Landlord’s approval in accordance with the provisions of Section 3.2 of this Workletter. Tenant shall be responsible for any submission to and plan check and permit requirements of the applicable governmental authorities.

8.	Miscellaneous.

8.1. Scope. Except as otherwise set forth in the Lease, this Workletter shall not apply to any space added to the Expansion Space by Lease option or otherwise.

8.2. Tenant Work shall include (at Tenant’s expense) for all of the Expansion Space:

(a) Building approved lighting sensor controls as necessary to meet applicable Laws;

(b) Building Standard fluorescent fixtures in all Building office areas;

(c) Building Standard meters for each of electricity and chilled water used by Tenant shall be connected to the Building’s system and shall be tested and certified prior to Tenant’s occupancy of the Expansion Space by a State certified testing company;

(d) Building Standard ceiling systems (including tile and grid) and;

(e) Building Standard air conditioning distribution and Building Standard air terminal units.

8.3. Sprinklers. Subject to any terms, conditions and limitations set forth herein, Landlord shall provide an operative sprinkler system consisting of mains, laterals, and heads “AS IS” on the date of delivery of the Expansion Space to Tenant. Tenant shall pay for piping distribution, drops and relocation of, or additional, sprinkler system heads and Building fire hose or fire hose valve cabinets, if Tenant’s Plans and/or any applicable Laws necessitate such.

8.4. Floor Loading. Floor loading capacity shall be within building designing capacity. Tenant may exceed floor loading capacity with Landlord’s consent, at Landlord’s sole discretion and must, at Tenant’s sole cost and expense, reinforce the floor as required for such excess loading.

8.5. Work Stoppages. If any work on the Real Property other than Tenant Work is delayed, stopped or otherwise affected by construction of Tenant Work, Tenant shall immediately take those actions necessary or desirable to eliminate such delay, stoppage or effect on work on the Real Property other than Tenant Work.

8.6. Life-safety. Tenant (or Contractor) shall employ the services of a fire and life-safety subcontractor reasonably satisfactory for all fire and life-safety work at the Building.

8.7. Locks. Tenant agrees to purchase from Landlord or its agent all cylinders and keys used in locks used in the Expansion Space.

8.8 Authorized Representatives. Tenant has designated Jim Welch to act as Tenant’s representative with respect to the matters set forth in this Workletter. In the event that and for so long as more than one individual is so designated, notices or requests from Landlord shall be sufficiently given or delivered if given or delivered to either individual, each individual is hereby authorized to act individually and alone, and each shall have full authority and responsibility to act on behalf of Tenant as required in this Workletter. Tenant may add or delete authorized representatives upon five (5) business days notice to Landlord.

8.9. Access to Expansion Space. After Landlord has recovered possession of the Expansion Space from any prior tenant, commencing on May 15, 2014 (the “Early Possession Date”), Tenant and its architects, engineers, consultants, and contractors shall have access at reasonable times and upon advance notice and coordination with the Building management, to the Expansion Space for the purpose of inspecting the Expansion Space and planning Tenant Work. Such access, and all acts and omissions in connection with it, shall be subject to and governed by all other provisions of the Lease, including, without limitation, Tenant’s indemnification obligations, insurance obligations, etc, except for the payment of Base Rent and Additional Rent.

8.10. Fee. Landlord shall receive a fee equal to one percent (1.0%) of Tenant’s construction contract for all costs, including, without limitation, materials, labor, supervision, profit, overhead or general conditions in connection with the construction of the Tenant Work. Such fee is in addition to Tenant’s reimbursement of costs incurred by Landlord pursuant to other provisions hereof, including, without limitation, for Landlord’s architects and engineers to review Tenant’s Plans. Such fee may be deducted from the Allowance.

8.11. Unions. Tenant shall utilize union contractors and/or subcontractors.

9.	Force and Effect.

The terms and conditions of this Workletter shall be construed to be a part of the Lease and shall be deemed incorporated in the Lease by this reference. Should any inconsistency arise between this Workletter and the Lease as to the specific matters which are the subject of this Workletter, the terms and conditions of this Workletter shall control.

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EXHIBIT B-1

DRAFT OF TENANT’S PLANS